EXHIBIT 99.1

FOR IMMEDIATE RELEASE                          Contact:  J. Travis Spoede
                                                         Chief Financial Officer
                                                         713-241-7887


RESOLUTION PERFORMANCE PRODUCTS LLC TO OFFER $75 MILLION OF ADDITIONAL SENIOR SUBORDINATED NOTES

HOUSTON, November 7, 2001 - Resolution Performance Products LLC ("RPP") announced today that it intends to offer, with RPP Capital Corporation, its wholly-owned subsidiary, as co-issuer, $75 million aggregate principal amount of their 13 1/2% Senior Subordinated Notes Due 2010 (the "Notes"). The Notes, together with the $200 million aggregate principal amount of Notes which were originally issued on November 14, 2000, would be treated as a single class of securities under RPP's existing indenture. The net proceeds from the offering of the Notes are intended to be used to repay borrowings under RPP's credit agreement.

The offering of the Notes will not be registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, RPP's intention to repay borrowings under the credit agreement. These statements are based on RPP's current expectations and involve risks and uncertainties that could cause RPP's actual results to differ materially from those set forth in the statements. RPP can give no assurance that such expectations will prove to be correct. Factors that could cause RPP's results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors and the additional factors and risks contained in RPP's registration statement on Form S-4 declared effective on May 11, 2001 and Form 10-Q for the three and six months ended June 30, 2001. In addition, difficulties or delays in consummating the sale of the Notes, the proceeds of which will be used to repay borrowings under the credit agreement, as well as other difficulties in effecting such repayment of borrowings or amending the credit agreement, could cause RPP's results to differ materially from current expectations.